Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

November 19, 2007

Board of Directors

IdeaEdge, Inc.

6440 Lusk Blvd., Suite 200

San Diego, CA 92121

Dear Members of the Board:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated October 27, 2006 relating to the balance sheet of IdeaEdge, Inc. (formerly VOS International, Inc.) as of September 30, 2006, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended September 30, 2006 and 2005

We also consent to the reference of our firm under the caption “Experts” in this Prospectus.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado